Vringo and Zlango Sign Cooperation Agreement

New Agreement Supersedes Previously Announced Letter of Intent

NEW YORK — October 4, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile social and video applications, today announced that it has entered into a Cooperation Agreement (the “Cooperation Agreement”) with Zlango Ltd., a mobile messaging company (“Zlango”).

Under the terms of the Cooperation Agreement, the parties agree to cooperate on projects while retaining their respective intellectual property and independent operations. In addition, the parties agree to make introductions and referrals to third parties regarding the products and services of the other party and will receive commissions for successful referrals.  Vringo and Zlango intend to continue to work closely together and expand joint sales and marketing opportunities with leading content owners and service providers within the mobile communications arena.

The Cooperation Agreement supersedes prior arrangements and proposed transactions between the companies, including the non-binding Letter of Intent (“LOI”) entered into between the parties announced on July 25, 2011, pursuant to which Vringo agreed to acquire and merge operations with Zlango, subject to certain conditions, which the parties have agreed to terminate. The Cooperation Agreement and the termination of the LOI do not affect the previously announced $2.5 million investment in Vringo led by Benchmark Capital and DAG Ventures.

“This Cooperation Agreement is a positive step forward for both Vringo and Zlango,” said Jon Medved, Vringo’s Chief Executive Officer. “By formalizing our cooperation, both companies will be able to continue to help each other.”

Roni Haim, CEO of Zlango commented, “As our products continue to evolve, we look forward to strengthening our relationship with Vringo as a collaborative partner.  We believe that both companies will benefit from this agreement.”

About Zlango

Zlango is the global leader in visually enhanced text and mobile messaging solutions and services.  Its pictorial messaging platform for mobile, web, and Facebook, enables fun, emotion-rich communication through the use of expressive icons and images. Easy to use, users can infuse their messages with personality, attitude and personalized innuendo by replacing words with sequential animated expressions – all of which visually enhance the daily mobile messaging experience.  Localized for each market’s language, slang and culture, Zlango’s platform and niche themed packs and Skinz™, including The Walking Dead, are updated regularly with fresh new content, offering hundreds of unique icons to choose from.  In addition, with Zlango’s “Makin’ Moods” avatar creation tool, “Web-to-Mobile” composer, and “Wish Talk” Facebook App, users can add personality for any mood to email signatures, websites, blogs, Facebook messages and mobile phones worldwide.  Available direct to consumers in the US, and via major mobile operators and content providers around the world, Zlango supports hundreds of Android, Nokia Symbian, BlackBerry, and J2ME devices.  Zlango is localized in 25+ languages across 20 countries and currently has over 4 million active users sending over 200 million Zlango icons globally each month!  For more information, visit www.zlango.com

About Vringo

Vringo (NYSE Amex: VRNG) is a provider of software platforms for mobile social and mobile video services. With its award-winning video ringtone application and other mobile software platforms - including Facetones™, Video Remix and Fan Loyalty - Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s video ringtone service enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call.  Vringo’s Facetones™ product creates an automated video slideshow using friends’ photos from social media web sites, which is played each time a user makes or receives a mobile call. Vringo’s Video ReMix application, in partnership with music artists and brands, allows users to create their own music video by tapping on a Smartphone or tablet.  Lastly, Fan Loyalty is a platform that lets users interact, vote and communicate with contestants in reality TV series that it partners with, as well as downloading and setting clips from such shows as video ringtones. Vringo’s video ringtone application has been heralded by The New York Times as “the next big thing in ringtones” and USA Today said it has “to be seen to be believed.” For more information, visit: www.vringo.com

For comprehensive investor relations material, including fact sheets, white papers, conference calls and video regarding Vringo and its applications, please follow the appropriate link: Investor Portal, White Paper, Overview Video and Facetones Video.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:
Company Contact:
Vringo, Inc.
Aaron Godfrey, Director of Communications
646-525-4319 x 2547
Email: agodfrey@vringo.com
Skype: agodfrey_vringo
Twitter: @vringo

Financial Communications:
Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com